EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (the “Agreement”) is entered into by and between Warwick Valley Telephone Company (the “Company”) and Duane W. Albro (the “Executive” or “you”) for Executive’s orderly separation from employment with the Company and for the complete resolution of any and all disagreements, disputes, or claims arising out of Executive’s employment and separation of Executive’s employment.

1.                                      Effective Separation Date.  You agree that your employment as Chief Executive Officer (“CEO”) of the Company terminated effective as of the end of business on March 5, 2013 (the “Effective Separation Date”).  You further agree that you resign as Director of the Company and/or any of its predecessors, successors and/or affiliates on the Effective Date of this Agreement as defined in paragraph 24 below.

2.                                      Final Compensation and Benefits.  You acknowledge and agree that you have received your regular wages and employment-related benefits through the Effective Separation Date, all of which was paid in accordance with the Company’s regular payroll schedule and benefit policies and practices.  You acknowledge and agree that your payment for employment-related benefits through the Effective Separation Date included payment for accrued and unused vacation days in the amount of Fifty-three Thousand Three Hundred Sixty-five Dollars ($53,365).  You acknowledge and agree that you have also received reimbursement of any appropriately documented expenses that were incurred but unpaid up through the Effective Separation Date that were as a result of conducting business activities on behalf of the Company.  You received and may retain such wages and employment-related benefits described in this Paragraph 2 even if you decide not to sign this Agreement.  You acknowledge and agree that the payments you received that are described in this Paragraph 2 are all wages and employment-related benefits due to you based upon your employment with the Company.

3.                                      Termination of Compensation and Benefits.  Except as specifically described in Paragraph 5 below, all of your compensation and employment-related benefits will end on either the Effective Separation Date or the last day of the month in which your employment ended, depending upon the benefit.  If not already provided, you will receive additional information regarding the date on which each benefit ends as well as your rights, if any, to insurance continuation (at your expense).  To the extent that you have such rights, nothing in this Agreement will impair them.

4.                                      Company Property.

a)                                     You have returned to the Company all documents (and all copies thereof) and other property, data, information, and knowledge belonging to or in any way relating to the business of the Company or to a client of the Company, that you have in your possession or control, with the exception of any property that the Company authorizes you in writing to retain.  The documents and property returned by you include, but are not limited to, all files, correspondence, e-mail, memoranda, documents, forms, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information and forecasts, research and development information, customer information, lists of clients and referral sources, client data, marketing information, operational and personnel information, employee handbooks, supervisor’s manuals, operation manuals, specifications, code, software, software documentation, databases, computer-recorded information, computer programs, tangible property and equipment (including, but not limited to, facsimile machines, mobile telephones and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

b)                                     You have previously provided the Company with a computer-useable copy of all Company confidential or proprietary data, materials or information stored on a computer, server and/or email systems owned by you or a member of your immediate family.  You also acknowledge and agree that you have permanently deleted and expunged such confidential or proprietary data, materials or information from those systems, and have already provided a signed and notarized certification acknowledging that you have done so.

c)                                      You agree that the Company arranged to have all of your personal belongings boxed and mailed to you, and that you received those personal belongings.

d)                                     The Company will allow you to keep your company issued cell phone and cell phone number.  If you wish to retain the cell phone number for your personal use you will be required to port the number, at your expense. Both parties agree to execute any documents necessary to accomplish the transfer of that cell phone number.  You will bear the expense and pay any fees associated with that transfer.

5.                                      Separation Benefit.  In consideration of your acceptance of the terms of this Agreement, which memorializes the Release and Waiver referenced in Paragraph 8 of the Employment Agreement between you and the Company dated December 14, 2011 (incorporated herein and attached as Exhibit A), and provided you do not revoke your acceptance of this Agreement, the Company will provide you with the separation benefits described in this Paragraph 5.

a)                                     You will receive a separation benefit equal to $375,000.00, less customary payroll deductions and withholdings, which amount is equal to 100% of one year of your Base Salary, as defined in your December 14, 2011 Employment Agreement (Exhibit A), in effect as of the Effective Separation Date.  This separation benefit will be paid in a lump sum within ninety (90) days of the Effective Separation Date, but after the “Effective Date” of this Agreement as defined in Paragraph 24 below.

b)                                     For the one-year period following the Effective Separation Date, the Company will continue to provide you and your family with the life insurance and short-term and long-term disability benefits coverage that was in place as of the Effective Separation Date.  You agree and acknowledge that your continued participation in such benefits is conditioned upon the continued availability of such coverage and is subject to any changes that may be made to such coverage by the applicable insurance companies.  You also agree and acknowledge that the Company is only obligated to make premium payments for continuation of the same types and levels of coverage that you had as of your Effective Separation Date and that you are also responsible to make any required contributions toward the premiums on the same terms as during your employment.

c)                                      The Company shall pay you an additional lump sum separation benefit equal to $95,000.00, less customary payroll deductions and withholdings.  This additional separation benefit will be paid in a lump sum within ninety (90) days of the Effective Separation Date, but after the “Effective Date” of this Agreement as defined in Paragraph 24 below.

d)                                     All outstanding stock options held by you on March 5, 2013 will vest upon the “Effective Date” of this Agreement (as defined in Paragraph 24 below) and become immediately exercisable, and your outstanding stock options may be exercised at any time before their applicable expiration dates.  In addition, all shares of restricted stock held by you on March 5, 2013 will become 100% vested as of the “Effective Date” of this Agreement (as defined in Paragraph 24 below); provided, however, the number of shares with a value necessary to cover the minimum taxes required to be withheld on the value of the accelerated vesting of your restricted stock on the “Effective Date” of this Agreement (as defined in Paragraph 24 below) shall be withheld by the Company to cover such withholding, and you shall be entitled to the net number of shares after such deduction.

The Company makes no representations to you regarding the taxability and/or tax implications of this Agreement.  You are solely responsible for any tax consequences associated with the payments made pursuant to this Agreement, regardless of whether the Company should have contributed and withheld taxes from the amounts paid (including Social Security and Medicare).  You agree to defend, indemnify, reimburse and hold the Company harmless for any and all taxes, contributions, withholdings, fees, assessments, interest, costs, penalties and other charges that may be imposed on the Company by the Internal Revenue Service, the New York State Tax Department or any other federal, state or local taxing authority by reason of the payments above, the absence of withholdings and deductions made from certain payments above and/or your non-payment or late payment of taxes due, and you alone assume all liability for all such amounts.

You acknowledge and agree that, in the absence of this Agreement, you are not entitled to the separation benefit set forth in this Paragraph 5.  You agree that you are not entitled to any other compensation (including but not limited to, salary or bonuses) or benefits of any kind or description from the Company, or from or under any benefit plan sponsored by the Company, other than as described above and those in which you may already be vested.

You further agree that you will not sell any of your Company Shares until after the one-year anniversary of the Effective Date of this Agreement (the “Release Date”), unless such sale complies with the volume limitations contained in Rule 144(e)(1) of the Securities Act of 1933, as amended (the “Securities Act”), regardless of whether such sale is required to comply with Rule 144 of the Securities Act.  You further agree that you will not Transfer your Company Shares to any third party unless such third party enters into an agreement with the Company prior to such Transfer to be bound by the restrictions on resale contained in this Section. “Company Shares” means (i) all shares of the Company’s common stock, $.01 par value per share (the “common stock”), held by Executive as of the Effective Separation Date, (ii) any shares of common stock acquired by Executive pursuant to the exercise on or before the Release Date of any stock option held by Executive as of the Effective Separation Date, and (iii) any shares of restricted stock held by Executive on the Effective Separation Date that vest on or before the Release Date.  “Transfer” means any transfer, donation, gift, assignment, pledge, hypothecation, grant of a security interest in or other disposition or attempted disposition, other than a sale, whether voluntary or involuntary.  Any sale, proposed sale, Transfer, or proposed Transfer of Company Shares made or attempted in contravention of this Section will not be recognized by the Company and will be void and of no effect.  You further agree that appropriate legends may be placed on any certificate(s) representing the Company Shares and you also agree and consent to the entry of stop transfer instructions with the Company’s transfer agent and registrar, to reflect the restrictions set forth in this Section and any restrictions on Transfer that may be imposed under applicable securities laws, for so long as such restrictions exist.

6.                                      RELEASE OF ALL CLAIMS

a)                                     By signing this Agreement you agree that you are releasing and waiving your right to bring any legal claim of any nature against the Company from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or at Executive’s termination.  This Agreement is intended to be interpreted in the broadest possible manner to include all actual or potential legal claims you may have against the Company, except as expressly provided otherwise in Paragraph 6(e) below.

b)                                     Specifically, you agree to fully and forever give up all of your legal rights and claims against the Company, including future legal rights and claims, whether or not presently known to you, that are based on events occurring before you sign this Agreement.  You agree that the legal rights and claims you are waiving include, but are not limited to, all rights and claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act of 1990 (the “OWBPA”), the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Equal Pay Act of 1963, the Sarbanes-Oxley Act of 2002, the New York Human Rights Law, and any similar federal, state, or local statute, regulation, order, or common law.  You specifically agree that you are releasing claims of discrimination based upon age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, genetic predisposition or carrier status, and other legally protected categories.

c)                                      You also agree that the legal rights and claims you are giving up include your rights under, as amended, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974 (“ERISA”), the federal Worker Adjustment and Retraining Notification Act of 1989 (“WARN”), the New York Worker Adjustment and Retraining Notification Act (“NY WARN”), the New York Labor Law (except unemployment insurance and minimum wage claims), the New York Business Corporation Law, and any similar federal, state, or local statute, regulation, or order.  You agree that the legal rights and claims you are giving up include all common law rights and claims, such as a breach of express or implied contract, tort (whether negligent or intentional), wrongful discharge, constructive discharge, infliction of emotional distress, defamation, promissory estoppel, and any claim for fraud, omission, or misrepresentation.  You also agree that you are giving up and forever releasing any right you may have to attorneys’ fees for any of the rights and claims described in this Paragraph 6.

d)                                     You agree that the release of all claims described in this Paragraph 6 applies not only to the Company, but also to the its predecessors, successors and their past, current and future parents, subsidiaries, affiliates, related entities, and all of their members, shareholders, officers, directors, agents, attorneys, executives, partners, employees, insurers, and assigns.

e)                                      The claims you are giving up and releasing do not include your vested rights, if any, under any qualified retirement plan in which you participate, and your COBRA, unemployment insurance, and workers’ compensation rights, if any.  Nothing in this Agreement shall be construed to constitute a waiver of:  (i) any claims you may have against the Company that arise from events that occur after the date that you sign this Agreement; (ii) your right to file an administrative charge with any governmental agency alleging employment discrimination or challenging the validity of this release; (iii) your right to participate in any administrative or court investigation, hearing or proceeding; or (iv) any other right that you cannot waive as a matter of law.  You agree, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint or lawsuit filed by you or on your behalf.  In addition, the release of all claims set forth in this Agreement does not affect your rights as expressly created by this Agreement, and does not limit your ability to enforce this Agreement.

7.                                      No Pending Action.  You represent that, as of the date that you sign this Agreement, you have not filed any charge, complaint or action against the Company in any forum.  This Agreement may be used as a complete defense in the future if you bring a lawsuit based on any claim that you have released, and if the Company prevails in such lawsuit, you will pay for all costs incurred by the Company, including reasonable attorney’s fees.

8.                                      Future Cooperation.  You agree that upon reasonable request of the Company, you will do whatever is necessary to assure an orderly transition of your work and responsibilities and to reasonably cooperate with any requests by the Company for information about the business of the Company or your involvement and participation therein.  You further agree that you will fully cooperate with any investigation, audit or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation, audit or review relates to events or incidents that occurred during your employment with the Company, as well as with litigation or other proceedings involving matters that occurred during your employment by the Company.  Such cooperation shall include, but not be limited to (taking into account your personal and professional obligations, including those to any new employer or entity to which you provide services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents, giving accurate and truthful testimony, and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. You shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses that you may incur at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.  You may also receive reasonable compensation from the Company for time expended while assisting the Company with respect to investigations, audits, reviews, litigations or other proceedings.  However, you and the Company agree that no compensation shall be paid for the content or substance of any testimony.

9.             Confidentiality.  You shall keep secret and retain the confidential nature of all Confidential Information (as defined in Paragraph 9(b) below) of or belonging to the Company and take such other precautions with respect thereto as the Company, in its sole discretion, may reasonably request.

a)            You shall not at any time, whether before or after the termination of your employment, use, copy, disclose or make available any Confidential Information to any individual, corporation, partnership, trust, governmental body or other entity; except that you may use, copy or disclose any Confidential Information (i) to the extent it becomes publicly available through no fault on your part, and (ii) to the extent you are required to do so pursuant to applicable law or pursuant to a final order of a court or arbitrator having jurisdiction thereof; provided, however, that prior to such disclosure you shall promptly notify the Company in writing of any such order or request to disclose and shall cooperate fully with the Company in protecting against any such disclosure by narrowing the scope of such disclosure and/or obtaining a protective order with respect to the permitted use of the Confidential Information.

b)            For purposes of this Agreement, “Confidential Information” shall mean all information pertaining to the business and operations of the Company that is not generally available to the public and the Company desires to keep confidential, including, but not limited to, information relating to the Company’s products, services, suppliers, business partners, operations, research, trade secrets, intellectual property, finances and all documents and other tangible items relating to or containing any such information.  You acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

c)             The obligations contained in this Paragraph 9 are in addition to any covenants contained in the December 14, 2011 Employment Agreement, which is incorporated herein and attached as Exhibit A.

10.          No Derogatory Statements.  You agree that you will not directly or indirectly make, or cause to be made, any written or oral statement or other communication that is derogatory or disparaging to the Company or the Company’s predecessors, successors, or their past, current or future parents, subsidiaries, related entities, or any of their members, shareholders, officers, directors, agents, attorneys, employees, or assigns.  The inclusion of specific individuals in this provision (including, but not limited to, shareholders, officers, directors, agents, attorneys, and employees) to protect them from derogatory or disparaging remarks is a material term of this Agreement and intended to make such individuals third-party beneficiaries of this particular provision of the Agreement, with all applicable rights to enforce its terms in the event of a violation.

The Company agrees that the members of its Board of Directors and its Senior Management will not directly or indirectly make, or cause to be made, any written or oral statement or other communication that is derogatory or disparaging to you.  Communications between the individuals listed above in their official capacities shall not violate this provision.

Nothing in this Agreement is intended to or shall prevent or limit you or members of the Company’s Board of Directors and Senior Management from providing testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Both parties will notify the other in writing as promptly as practicable after receiving any request for testimony or information in response to a subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, regarding the anticipated testimony or information to be provided and at least fourteen (14) days prior to providing such testimony or information (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

11.          Confidentiality of Agreement.  You agree that you will keep the terms of this Agreement, the benefit being paid under it and the fact of its payment, confidential and that you shall not disclose such information, except that you may disclose this information to your spouse, attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you.  You will instruct them, however, to maintain the confidentiality of this information just as you must maintain such confidentiality.

12.          Interim Obligations.  You understand and agree that the obligations contained in Paragraphs 9 to 11 above, as well as in Paragraph 9 of the December 14, 2011 Employment Agreement, which is incorporated herein at Exhibit A, are material provisions of this Agreement, for which good and sufficient consideration is provided.  However, you also acknowledge and agree that those provisions could be undermined and/or rendered ineffective if you take actions that would be violations of Paragraphs 9 to 11 of this Agreement and Paragraph 9 of the Employment Agreement after the Effective Date of this Agreement as defined at Paragraph 24 below, between the date you were presented with a draft of this Agreement (March 5, 2013) and the Effective Date of this Agreement (the “Interim Period”).  Accordingly, as a material inducement for the Company to enter this Agreement, you represent and warrant that, during the Interim Period, you did not and will not take any actions, directly or indirectly, that would be violations of this Agreement if they occurred after the Effective Date of this Agreement.  This includes, but is not limited to, disclosing confidential information, engaging in Restricted Activities, soliciting customers or employees of the Company, making derogatory statements concerning the Company or any of the entities/individuals listed in Paragraph 10, and/or disclosing the terms of this Agreement or the amounts or benefits to be paid under this Agreement (other than as allowed in Paragraph 11).

13.          Remedies.  In the event that you breach any of your obligations under this Agreement or as otherwise imposed by law, the Company may, at its option, obtain monetary damages, a court order requiring you to comply with this Agreement, or other remedies as appropriate and allowed by law.  Further, in the event that a court of competent jurisdiction determines that you have breached any of the covenants contained in this Agreement, you agree that the Company shall have no further obligation to make any further payments to you under Paragraph 5 of this Agreement and you will be liable to the Company for any payments already made under Paragraph 5 above.

14.          Future Employment.  You agree that neither you, nor anyone acting on your behalf, will apply for or seek employment with the Company in the future.  You agree that in the event that you apply for or seek employment with the Company in the future, the Company is under no obligation to consider that application and may deny said application based on this Agreement.

15.          No Admission of Liability.  You agree that neither any payment under this Agreement, nor any term or condition of it, shall be construed, at any time, as an admission of liability or wrongdoing by the Company.

16.          Binding Nature.  The rights and benefits of the Company under this Agreement shall be transferable to, or enforceable by or against, the Company’s successors and assigns.  You agree that this Agreement also binds all persons who might assert a legal right or claim on your behalf, such as your heirs, personal representatives and assigns, now and in the future.

17.          Entire Agreement.  This Agreement contains the entire agreement between the Company and you regarding your separation from employment and compensation following that separation of employment, and supersedes and renders null and void all prior or contemporaneous oral or written understandings, statements, representations or promises.  However, this Agreement does not supersede any prior agreements between you and the Company concerning your conduct and rights after your separation from employment (other than compensation following that separation of employment, which is addressed in this Agreement), including, but not limited to, the Executive Covenants at Paragraph 9 of the December 14, 2011 Employment Agreement at Exhibit A (Non-Disclosure of Confidential Information and Trade Secrets, Non-Solicitation of Customers, and Non-Compete), which remain in full force and effect in accordance with their terms.

18.          Legal Proceedings and Governing Law.  This Agreement shall be construed and governed by the laws of the State of New York.  Disputes arising under it shall be heard exclusively by the state court located in Orange County, New York or in the federal court for the Southern District of New York.  Neither party waives any right it may have to remove such an action to the United States District Court for the Southern District of New York.  If any provision of this Agreement, excluding the waiver of claims under any particular statute, should be deemed unenforceable, the remaining provisions shall, to the extent possible, be carried into effect, taking into account the general purpose and spirit of this Agreement.  If a court finds that the Release of All Claims (set forth in Paragraph 6 above) is illegal, void or unenforceable, you agree, promptly upon request, to execute a second release that is legal and enforceable, without further consideration, payments or compensation.

19.          Waiver of Jury Trial.  EACH PARTY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  THIS WAIVER APPLIES TO ANY ACTION OR OTHER LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

20.          Compliance with IRS Deferred Compensation Regulations.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other official guidance promulgated and issued thereunder, and this Agreement shall be administered and interpreted consistent with that intent.

21.          Voluntary Agreement.  You agree that you are voluntarily signing this Agreement, that you have not been pressured into agreeing to its terms and that you have enough information to decide whether to sign it.  If, for any reason, you believe that this Agreement is not entirely voluntary, or if you believe that you do not have enough information, then you should not sign this Agreement.

22.          Attorney Consultation.  You are advised to consult with an attorney of your choice before signing this Agreement.

23.          Period to Consider Agreement.  You have a minimum of 21 calendar days from the date you receive this Agreement to accept the terms of this Agreement by signing and dating it in the space designated below, and returning it to Jennifer M. Brown at Alteva, 401 Market Street, First Floor, Philadelphia, PA  19106 (an extra copy of the Agreement is enclosed for your files).  If you sign this Agreement prior to the expiration of the 21-day calendar period for review, you acknowledge and agree that you did so willingly.  Please note that any amendments to this Agreement, whether material or immaterial, made after March 5, 2013, which is the date that you first received this Agreement, will not re-start the 21-day period of review.

24.          Revocation Period; Effective Date.  After you accept and execute this Agreement, you will have seven calendar days to revoke your acceptance.  To revoke this Agreement, you must send written notice by certified mail to:  Jennifer M. Brown at Alteva, 401 Market Street, First Floor, Philadelphia, PA  19016.  If you do not revoke your acceptance, then the 8th day after the date you sign this Agreement will be the “Effective Date” of the Agreement and you may not thereafter revoke it.

25.          Counterparts.  This Agreement may be executed in multiple originals, each of which shall be considered as an original instrument, but all of which together shall constitute one Agreement, and shall bind the Parties, their shareholders, officers, directors, parents, subsidiaries, affiliates, heirs, successors and assigns.  A scanned .pdf copy, photocopy or facsimile of the original signed document containing all signatures and exhibits will have the same force and effect as the original.

BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT I HAVE HAD 21 DAYS TO CONSIDER THE AGREEMENT AND THAT I HAVE HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT CAREFULLY WITH AN ATTORNEY OF MY CHOICE.  I HAVE READ THIS AGREEMENT, I UNDERSTAND ITS TERMS, AND I VOLUNTARILY AGREE TO THEM.

Dated:	May 7, 2013	/s/ Duane W. Albro
Duane W. Albro

State of New York)
County of Suffolk) ss:

On this 7 day of May  2013, before me personally came                                             , to me known and known to me to be the individual described herein and who executed the foregoing instrument, and the above-named person acknowledged to me that said person executed the same.

/s/ Roger Seebald
Notary Public

Dated:	May 8, 2013	Warwick Valley Telephone Company

		By:	/s/ Jennifer M. Brown
Jennifer M. Brown
EVP & CAO and Corporate Secretary

Attachments:

Exhibit A - Employment Agreement